Exhibit 23.1

KPMG LLP

Suite 1500

550 South Hope Street

Los Angeles, CA 90071-2629

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 21, 2021, with respect to the consolidated financial statements of Houlihan Lokey Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California

April 28, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the

KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.